Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Wayne D. Mackie	Jim Buckley
Executive Vice President, CFO	Executive Vice President
CRA International, Inc.	Sharon Merrill Associates, Inc.
617-425-3740	617-542-5300

CRA INTERNATIONAL ANNOUNCES PRELIMINARY
SECOND-QUARTER FISCAL 2007 FINANCIAL RESULTS

Company Lowers Guidance for Fiscal 2007;
 Second-Quarter Conference Call to be Webcast on June 7, 2007

BOSTON, May 31, 2007 – CRA International (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced preliminary financial results for its second quarter ended May 11, 2007.

Based on preliminary results, CRA expects to report revenue of approximately $88 million for the second quarter of fiscal 2007, compared with $84.0 million in the second quarter of fiscal 2006.  Net income for the second quarter of fiscal 2007 is expected to be approximately $6.7 million, or $0.53 per share, including a net tax benefit of approximately $1.4 million, or $0.11 per share, related to the conclusion of an advanced pricing agreement the Company entered into with the IRS offset by the effect of trapped losses in several locations.  This compares with net income of $6.7 million, or $0.55 per share, in the second quarter of fiscal 2006.

“Our second-quarter performance was below expectations due to a combination of factors,” said James C. Burrows, CRA International’s president and chief executive officer.  “Litigation-related revenues were affected by the settlement of certain large litigation projects, a slowdown in others, and delays in the initiation of new litigation cases during the quarter.  We anticipate stronger top-line performance in this sector during the second half of fiscal 2007.  The year-over-year decline in profitability for the second quarter was primarily attributable to lower-than-expected revenues, and to a lesser extent, certain costs incurred that represent investments in facilities and staff.”

Based on its second-quarter performance, the Company is revising its fiscal 2007 guidance.  For the year, the Company anticipates revenue growth in the 10 to 12 percent range, annual net income growth in the mid to high teens percent range, and EPS growth rate is now expected to be 12 to 17 percent over fiscal 2006.

The Company’s revised fiscal 2007 EPS estimate assumes an average diluted share count of 12.5 million shares for the year and a stock price of $52.51, which was derived from the average of the past 10 trading days ended May 30.  Deviations from this stock price will cause EPS to vary based on share dilution from CRA’s stock options and convertible bonds.

Conference Call/Webcast Information

The Company plans to webcast its second-quarter fiscal 2007 financial results conference call on Thursday, June 7, 2007 at 9:00 a.m. ET.  Real-time and archived versions of the call will be available on the Company’s website, www.crai.com.  CRA’s second-quarter fiscal 2007 conference call also can be heard live by dialing (913) 981-5543 or (800) 289-0572 prior to the start of the call.

About CRA International

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is a preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries; broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has fifteen offices within the United States and nine offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the future business, operating results, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management's current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, changes in the Company's effective tax rate, share dilution from the Company's convertible debt offering and stock options, the impact of Financial Accounting Standards Board Statement No. 123R and total stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, management of new offices, the potential loss of clients, dependence on growth of the Company's business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.